Exhibit 10.36

                                    AGREEMENT

      AGREEMENT made as of the 4th day of April 2002 (the "Effective Date"), by and between Ambient Corporation, a Delaware corporation with offices at 1033 Beacon Street, Brookline, MA ("Ambient") and Wilfred Kopelowitz ("WK").

      WHEREAS, WK was employed as the Chief Financial Officer of Ambient under an Employment Agreement entered into as of September 29, 2000 (hereinafter, the "Employment Agreement") and concurrently served as a director on Ambient's Board of Directors;

      WHEREAS, a dispute has arisen between Ambient and WK under the Employment Agreement including, inter alia, WK's claims related to salary due under the Employment Agreement and amount of severence payable to WK;

      WHEREAS, by this Agreement, Ambient and WK desire to resolve their disputes, as well as any other disputes and issues that they may have through the Effective Date of this Agreement arising from WK's service to Ambient as an officer, director, and employee;.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree hereafter as follows:

      1. Resignation of Positions by WK. By his execution of this Agreement, WK shall resign from his positions as Chief Financial Officer of Ambient and as a director of Ambient, and from any and all other offices he has held at Ambient and/or any of its affiliates and subsidiaries including, without limitation, directorships and executive management positions, effective February 21, 2002. The parties acknowledge and agree that this Paragraph supercedes the letter dated February 21, 2002.

      The parties acknowledge and agree that WK's signature to this Agreement shall serve as adequate and complete legal notice of his resignation as a director, officer, employee, and member of management, both to the Board of Directors of Ambient and to all applicable affiliates and subsidiaries.

      The parties acknowledge and agree that Ambient's signature to this Agreement shall serve as its acceptance of WK's resignation in these capacities, and of its responsibility to provide timely notification of such resignation to the Board of Directors, to Ambient's affiliates and subsidiaries, and to all authorities to whom such resignation must be reported by law. Specifically and without limitation, Ambient agrees to notify the Registrar of Companies in Israel within seven days of the Effective Date of this Agreement.

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      2. Company Property. Except as otherwise herein provided, on or before the
Effective Date, WK shall return to Ambient all Ambient company property then in his possession and shall remit to Ambient payment of $3,229 in respect of amounts owed to Ambient under the Note referred to in Paragraph 4.

      3. Financial Terms. In consideration for the mutual promises contained herein, the adequacy of which is hereby acknowledged, Ambient hereby agrees as follows:

            (a) following execution and delivery by WK of this Agreement, Ambient shall remit (at such time as Ambient makes its next salary payment to its employees, but in any event not later than April 10, 2002 ) to WK his entire salary for the month of February, 2002, less deductions and withholdings customarily made by Ambient and/or required by law;

            (b) Ambient acknowledges and agrees that the employee stock options heretofore granted and vested comprised of options for (i) 90,000 shares of Ambient's Common Stock, par value $0.001 (hereinafter, the "Common Stock") issued to WK on September 18, 2000 and exercisable at a per share price of $1 and (ii) 75,000 shares of Common Stock issued to WK on September 15, 2001 and exercisable at a per share price of $2, shall continue to be exercisable (except to the extent herein amended) through March 6, 2006, on the terms and conditions applicable thereto. Appendix I is the executed Option Agreement effectuating this provision;;

            (c) Ambient shall issue, on the Effective Date, vested options to purchase 80,000 shares of Ambient's Common Stock pursuant to Ambient's 2000 Stock Incentive Plan exercisable through March 6, 2006 and exercisable at a per share exercise price of $0.50. Appendix I is the executed Option Agreement effectuating this provision;

            (d) Ambient shall continue to make payments to maintain WK's health and dental coverage under Ambient's group health insurance plan for WK, his spouse and children through June 30, 2002. Ambient shall timely provide to WK with all documentation necessary to continue family group health insurance coverage under COBRA (to the extent not already provided);

            (e) Ambient shall remit to WK the personal laptop currently used by him, provided that Ambient has an opportunity (at its own expense) to make a back-up or copy of the database therein, except for WK files of a personal nature. Ambient shall arrange for the laptop to be picked up by April 12, 2002, and returned to WK by April 20, 2002; and

            (f) Subject to and within 20 days of the completion of any investment (equity or debt) in Ambient with net proceeds to Ambient of $500,000 or more, Ambient shall remit to WK payment in the amount of $15,000 (the "Initial

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      Payment") and, subject to and within 20 days of the completion of an additional investment in Ambient with additional net proceeds of $500,000, Ambient shall remit to WK payment in the amount of $20,000 (the "Subsequent Payment"), such payment to be made in accordance with WK's written instructions. The Company will report these payments on Form 1099 for tax purposes.

      All taxes, withholdings and deductions payable or due in respect of the Initial and Subsequent Payments, if any, will be borne by WK. Notwithstanding the foregoing, the Company will deduct from payments made under the Settlement Amount amounts required to be withheld in respect of FICA and for medicare payments.

      The Company anticipates, though no undertaking is herein provided, that it will file a registration statement under the Securities Act of 1933, as amended relating to the resale of shares of the Company's Common Stock issued upon exercise of stock options issued out of the Company 2000 Equity Incentive Plan.

      4. Outstanding Officer Loan. Reference is made to WK's Promissory Note of November, 2001 in the principal amount of $70,000 ("Note") advanced to WK for the purchase of a home in the New York Metropolitan area and secured by a mortgage on such home. In consideration of for the mutual promises contained herein, the Company agrees, as of the Effective Date, to forgive the repayment of the Note and to release and discharge the mortgage in favor of Ambient securing such Note. Upon execution of this Agreement, Ambient shall execute a Discharge of Mortgage, as well as the complete discharge of any and all security held for the purpose of securing WK's payment obligations. The amount of $66,771 in respect of the forgiveness of the Note will be reported on Form 1099 for tax purposes. Ambient shall cooperate with WK and shall execute and deliver all relevant documentation necessary to effectuate this Paragraph of the Agreement, such that the mortgage which secures the Note is fully and effectively discharged from the title on WK's home.

      5. Continuing Obligations. (a) WK hereby acknowledges and agrees that the provisions of Sections 8 and 9 of the Employment Agreement (Confidentiality and Non-compete) shall continue in full force and effect after the Effective Date of this Agreement, in accordance with their terms and for the duration specified therein. Nothing contained in this Agreement shall be construed or interpreted as a waiver by Ambient or any of its affiliates or subsidiaries of any right or remedy available under Sections 8 or 9 of the Employment Agreement in the event of a breach occurring after the Effective Date of this Agreement.

      (b) WK will make himself available to Ambient at reasonable times for up to two hours to answer questions and otherwise assist Ambient in completing its 2001 year-end audit. All expenses related to such efforts will be paid by Ambient, so long as they are cleared in advance. Should Ambient desire WK's services in addition to the hours specified above, the parties shall mutually agree on an hourly rate for WK's time, as well as the protocol for payment of expenses. Neither party shall have any obligation to reach agreement for further services, and failure to reach such agreement shall not constitute a

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breach.

      (c) Ambient warrants and represents that it carries officer and director liability insurance coverage applicable to WK in connection with his employment as Chief Financial Officer of Ambient and in connection with his service as an officer and director of Ambient and any of its subsidiaries and affiliates, and that such insurance coverage applies to WK's pre-resignation conduct even though WK has, by this Agreement, resigned as an employee, officer, and director of Ambient. Ambient further warrants and represents that all Board resolutions indemnifying directors of Ambient remain in full force and effect and continue to apply to WK notwithstanding his resignation.

      6. Releases.

      6.1 In consideration of the promises and covenants contained herein, the adequacy of which is hereby acknowledged, WK (on his behalf and on behalf of each of his respective agents, attorneys, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Ambient, its affiliates and subsidiaries, their respective past, present and future officers, directors, shareholders, employees, agents, attorneys, successors and assigns (hereinafter, the "Ambient Released Parties"), from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date of this Agreement, arising under the Employment Agreement, the Note, and/or WK's position as an officer, director, and/or employee of Ambient and its affiliates and subsidiaries. Notwithstanding the foregoing, the rights and obligations set forth in this Agreement shall remain in full force and effect; nothing hereunder shall be construed to release any rights accrued to WK under any employee welfare benefit plan during his employment, or to release any rights accrued or applicable to WK under any applicable insurance policy, including any officer and director liability insurance coverage or any errors and omissions coverage; nothing hereunder shall waive any indemnification rights applicable to WK as a former officer and Director of Ambient or shall be construed to waive any rights WK has as a shareholder or a holder of options. WK further reserves his right to make claims or defenses otherwise released herein against any individual or entity included as a "Released Party" who first commences legal proceedings relating to matters released herein under section 6.2 against WK.

      6.2 In consideration of the promises contained herein, the adequacy of which is hereby acknowledged, Ambient (on its behalf and on behalf of its affiliates and subsidiaries and each of their respective, past, present and future officers, directors, employees, attorneys, agents, successors, executors, and assigns) does hereby absolutely and unconditionally waive, release and forever discharge WK (and his agents, attorneys, heirs, successors, executors, personal representatives and assigns ), from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, from the beginning of time to the Effective Date of this Agreement, arising under the Employment Agreement, the Note, and/or WK's position as an officer, director, and/or employee of Ambient and/or

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any of its affiliates or subsidiaries. The foregoing release shall not be construed as a waiver of future claims by Ambient arising from WK's conduct after the Effective Date of this Agreement with respect to his obligations to Ambient under the confidentiality and non-competition contained in the Employment Agreement and any undertakings of WK pursuant to this Agreement. The parties acknowledge and agree that WK may continue in his current business affiliation so long as it does not involve his use and disclosure of Ambient's confidential information, and so long as his business activities do not compete with Ambient in violation of Sections 8 and 9 of his Employment Agreement.

      7. Non-Disparagement. Neither of the parties (and their respective heirs, personal representatives, successors, affiliates, subsidiaries, officers or stockholders), shall disparage the other party hereto or their businesses.

      8. Press Release. On or immediately following the Effective Date, Ambient shall issue a press release relating to WK's resignation. The parties shall agree on the wording of such release.

      9. Reliance. The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated or referred to herein.

      10. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

      11. Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

      12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13. Entire Agreement. . This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding or agreement or letters, written or verbal, among the parties with respect to the subject matter hereof other than as expressly referenced herein. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

      14. Governing Law, Jurisdiction and Forum. This Agreement, its validity, construction and effect shall be governed by and construed under the laws of the State of Massachusetts without reference to the principles of conflict of laws. The parties hereby

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irrevocably consent to the jurisdiction of the courts of the State of
Massachusetts for all actions, disputes, controversies, differences or questions arising out of or relating to this Agreement.

      15. Representation. Each of WK and Ambient acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

      IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

                               Ambient Corporation


/s/ Wilfred Kopelowitz            By: /s/ John J. Joyce
---------------------------       --------------------------------
Wilfred Kopelowitz                Title: Chief Executive Officer